UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 10, 2008

The Williams Companies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4174	73-0569878
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Williams Center, Tulsa, Oklahoma		74172
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	918-573-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On October 10, 2008, The Williams Companies, Inc. ("Williams") announced that its preliminary estimates indicate the effect of hurricanes Gustav and Ike will reduce its third-quarter 2008 consolidated segment profit by $50 million to $70 million, primarily in the company’s Midstream business segment.

Williams estimates Midstream’s third-quarter 2008 segment profit will be reduced by $45 million to $65 million. The reduction is because of repairs and property insurance deductibles, as well as the downtime and reduced volumes at its facilities associated with hurricanes Gustav and Ike.

For fourth-quarter 2008, the company estimates a reduction in Midstream’s segment profit of $10 million to $20 million, also due to property insurance deductibles and downtime and reduced volumes associated with the hurricanes. Any effect on future periods will depend on producers’ ability to restore operations in certain areas and the resolution of any associated business interruption insurance claims.

Because of hurricane-related repairs, as well as an unrelated rupture on the Transco system near Appomattox, Va., Williams estimates Gas Pipeline’s third-quarter 2008 segment profit will be reduced by approximately $5 million. The company does not expect any material financial impact on Gas Pipeline’s fourth-quarter 2008 results due to these factors.

A copy of the press release announcing the estimated financial effect of the recent hurricanes is furnished herewith as Exhibit 99.1. The information furnished is not deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(a) None
(b) None
(c) None
(d) Exhibits:

Exhibit 99.1 Press release dated October 10, 2008, announcing the estimated financial effect of the recent hurricanes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Williams Companies, Inc.

October 10, 2008	By:	La Fleur C. Browne

Name: La Fleur C. Browne
Title: Assistant General Counsel & Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated October 10, 2008, announcing the estimated financial effect of the recent hurricanes.